CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated March 7, 2023 relating to the consolidated financial statements, which appears in Adecoagro S.A.’s Form 6-K dated March 9, 2023.

Buenos Aires, Argentina.
March 23, 2023.

/s/ PRICE WATERHOUSE & CO. S.R.L.
/s/ (Partner)
Eduardo Alfredo Loiácono